Exhibit 5.1

November 7, 2013

Pike Corporation

100 Pike Way

Mount Airy, North Carolina 27030

Re:  Post-Effective Amendment No. 1 to Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Pike Corporation, a North Carolina corporation (the “Company”), in connection with its filing of a Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 (File Nos. 333-126902, 333-130087, 333-150815, 333-172446 and 333-177894) (the “Registration Statements”) on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the adoption of the Pike Holdings, Inc. 2002 Stock Option Plan A, the Pike Holdings, Inc. 2002 Stock Option Plan B, the Pike Electric Corporation 2005 Omnibus Incentive Compensation Plan, the Pike Electric Corporation Employee Stock Purchase Plan, the Pike Electric Corporation 2008 Omnibus Incentive Compensation Plan as Amended and Restated Effective November 3, 2011, and the Pike Compensation Deferral Plan (collectively, the “Plans”) by the Company, pursuant to Rule 414 of the Securities Act, as a successor issuer of Pike Electric Corporation, a Delaware corporation. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statements, other than as to the validity of the shares issued under the Plans (the “Shares”).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the North Carolina Business Corporation Act as currently in effect, and we express no opinion to such law as subsequently amended or to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares are duly authorized and, when issued by the Company against payment therefor in the circumstances contemplated by the Plans, assuming in each case that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the Shares will be validly issued, fully paid and nonassessable.

Pike Corporation

November 7, 2013

This opinion is for your benefit in connection with the Registration Statements and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Moore & Van Allen PLLC

MOORE & VAN ALLEN PLLC